Exhibit 99.1

April 27, 2020

Franklin Financial Reports 2020 Q1 Earnings

(CHAMBERSBURG, PA) Franklin Financial Services Corporation (NASDAQ: FRAF), the bank holding company of F&M Trust (the Bank), reported consolidated earnings of $1.7 million ($0.39 per diluted share) for the first quarter ended March 31, 2020, compared to fourth quarter 2019 earnings of $4.4 million ($1.01 per diluted share) and first quarter 2019 earnings of $3.2 million ($0.73 per diluted share).

A summary of operating results for the first quarter of 2020 are as follows:

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The most significant event for the first quarter of 2020 was a provision for loan loss expense of $3.0 million recorded as the economic effects of the COVID-19 pandemic increased the risk exposure on the Bank’s loan portfolio. The provision expense was the result of the Bank increasing several qualitative factors in the allowance for loan loss calculation from moderate risk to very high risk. With this provision expense, the allowance for loan loss ratio was 1.57% at March 31, 2020. The provision expense for the fourth quarter of 2019 was $0 resulting in an allowance for loan loss ratio of 1.28% at December 31, 2019.

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Net interest income remained unchanged year-over-year at $10.3 million. However, the net interest margin fell from 3.86% in the first quarter of 2019 to 3.53% in the first quarter of 2020. Earning assets for the first quarter of 2020 averaged $1.2 billion compared to $1.1 billion for the same period in 2019. The first quarter average balance of the loan portfolio declined from $978.4 million to $934.5 million from 2019 to 2020. The average balance of the commercial loan portfolio decreased $44.8 million from the comparable quarter in 2019 due to a decrease in purchased loan participations and slower loan demand that began in the second half of 2019. This decline was more than offset by an increase in the average balance of the investment portfolio of $62.7 million. The yield on earning assets fell by 0.45% from 4.45% in the first quarter of 2019 to 4.00% in the first quarter of 2020. The decrease in the yield was the primary reason for the decline in interest income. Average interest-bearing deposits increased $55.0 million from the first quarter of 2019 to the first quarter of 2020. The cost of these deposits fell from 0.75% in the first quarter of 2019 to 0.61% in the first quarter of 2020. As a result, interest expense on deposits declined $211 thousand helping to stabilize net interest income quarter-to-quarter.

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Noninterest income increased by $974 thousand over the first quarter of 2019 results. This increase was driven by a gain on a life insurance policy of $812 thousand and the reversal of a previously recorded off-balance sheet reserve against a letter of credit of $250 thousand. Income on equity securities reported at fair value though income declined $130 thousand. Fee income from Investment and Trust Services remained unchanged at approximately $1.5 million. Fee income from mortgages originated for sale in the secondary market increased $67 thousand.

•	Noninterest expense for the first quarter of 2020 increased $366 thousand over the same quarter of 2019. There were no significant increases in any expense category year-over-year.

Total assets at March 31, 2020 were $1.262 billion compared $1.269 billion at December 31, 2019. Significant balance sheet changes since December 31, 2019 include:

•	Short-term interest-bearing deposits in other banks decreased $28.0 million as cash was put into the investment portfolio which increased $20.6 million.
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The loan portfolio increased $1.8 million during the first quarter of 2020 over year-end 2019.  The portfolio increased in residential real estate and construction loans but was partially offset by a decline in commercial loans. The Bank has funded 99% of the 512 approved loans for $50.1 million through the Paycheck Protection Program (PPP) administered by the Small Business Administration which began on April 3, 2020. The Bank expects to earn approximately $2 million of processing fees from PPP loans recognized over the second and third quarter of 2020.

•	Deposits decreased $8.0 million, primarily in interest-bearing checking accounts.
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Shareholders’ equity increased $1.5 million due primarily to an increase in accumulated other comprehensive income. Retained earnings increased only $413 thousand due to the lower quarterly earnings. The Corporation suspended activity in its stock repurchase plan on March 19, 2020.

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The Bank has supplemented its liquidity position through participation in the Paycheck Protection Program Liquidity Facility (PPPLF) administered by the Federal Reserve and believes it can meet all of its liquidity needs through the PPPLF and its existing liquidity resources.

“We entered the coronavirus crisis in a position of strength, which will serve us well as efforts to contain the virus puts pressure on the economy. Our strong earnings performance leading into these uncertain times has allowed us to build our provision for loan losses and maintain good asset quality,” said Timothy G. Henry, President and CEO. “While it is impossible to assess the overall effects of COVID-19, we remain well capitalized which provides us with the ability to assist our customers and communities through these challenging times.”

Additional information on the Corporation’s COVID-19 response and financial updates are available on our website at www.franklinfin.com/Documents.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of more than $1.3 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-two community banking locations in Franklin, Cumberland, Fulton and

Huntingdon Counties. Franklin Financial stock is trading on the Nasdaq Stock Market under the symbol FRAF. Please visit our website for more information, www.franklinfin.com.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company's consolidated financial statements when filed with the Securities and Exchange Commission ("SEC"). Accordingly, the financial information in this announcement is subject to change.

Certain statements appearing herein which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements refer to a future period or periods, reflecting management’s current views as to likely future developments, and use words “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” or similar terms.  Because forward-looking statements involve certain risks, uncertainties and other factors over which Franklin Financial Services Corporation has no direct control, actual results could differ materially from those contemplated in such statements.  These factors include (but are not limited to) the following: general economic conditions particularly with regard to the negative impact of severe and wide-ranging disruptions caused by the spread of the coronavirus COVID-19 pandemic, changes in interest rates, changes in the Corporation’s cost of funds, changes in government monetary policy, changes in government regulation and taxation of financial institutions, changes in the rate of inflation, changes in technology, the intensification of competition within the Corporation’s market area, and other similar factors.

We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the SEC, including the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and any Current Reports on Form 8-K.